Exhibit 3(I)

                              ARTICLES OF AMENDMENT

INTERNATIONAL WIRELESS, INC., a Maryland corporation certifies to the State Department of Assessments and Taxation of Maryland that:

     The charter of the corporation is hereby amended:

     1. By deleting existing Article Second in its entirety which states that the "Name of Corporation: The name of the Corporation is International Wireless, Inc." and adding new Articles Second to read as follows:

          SECOND: Name of Corporation: The name of the Corporation is Heartland, Inc.

     2. By deleting existing Paragraph A of Article Sixth in its entirety which states that "the Corporation shall be authorized to issue two classes of capital stock, designated as `Common Stock' and `Preferred Stock' respectively. The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $.009 par value, and 5,000,000 shares of Preferred Stock, $.001 par value" and adding new Paragraph A of Articles Sixth to read as follows:

          SIXTH: Shares of Stock.

          A. The Corporation shall be authorized to issue two classes of capital stock, designated as "Common Stock" and "Preferred Stock" respectively. The Corporation shall be authorized to issue 100,000,000 shares of Common Stock, $.001 par value, and 5,000,000 shares of Preferred Stock, $.001 par value.

     This amendment of the charter of the corporation has been approved by the Board of Directors and approved by the stockholders of the Corporation as required by law, on June 11th, 2004, at a special meeting of its directors and shareholders. As of that date, the Company had 13,525,606 Common Stock issued and Outstanding and as to said proposition 8,700,000 Common Stock votes for it.


     We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.



 /s/ Jerry Gruenbaum                                 /s/ Jeffrey Brandeis
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 Jerry Gruenbaum, Secretary                         Jeffrey Brandeis, President